Exhibit 23.1

Consent of Analysis, Research & Planning Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161334) and S-8 (No. 333-67257, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-130047, No. 333-143716, No. 333-149396, No. 333-151607 and No. 333-149537) of Ingersoll-Rand plc (the “Company”) of (i) the references to us in the form and context in which they appear in the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2010, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for asbestos-related indemnity and defense costs in such registration statements.

May 7, 2010

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez
Name: Thomas Vasquez, Ph.D
Title: Vice President